Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 10, 2015--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the third quarter ended October 3, 2015. Net earnings for the third quarter were $48,825,000 or $0.86 per share on net sales of $449,004,000 as compared to the prior year third quarter net earnings of $59,713,000 or $1.05 per share on net sales of $404,289,000.

2015 Third Quarter Financial Highlights

  Net sales increased 11.1% compared to the prior year third quarter. Sales related to recent acquisitions added 11.5% for the quarter offset by the impact of foreign exchange rates on foreign sales translated into U.S. Dollars, which reduced net sales by approximately 3.1% during the third quarter of 2015. Excluding the impact of acquisitions and foreign exchange changes, net sales increased 2.7% on a constant currency basis as compared to the prior year quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased $28.1 million, or 10.7%, to $290.9 million in the third quarter as compared to $262.8 million the prior year third quarter. During fiscal 2014, the company completed the acquisition of Concordia. During fiscal 2015, the company completed the acquisitions of Desmon, Goldstein Eswood, Marsal and Induc. Excluding the impact of these acquisitions, sales increased by 6.5% in the third quarter, or 9.7% on a constant currency basis.
  Net sales at the company’s Food Processing Equipment Group decreased by $1.0 million, or 1.3%, to $74.2 million in the third quarter as compared to $75.2 million the prior year third quarter. During fiscal 2015, the company completed the acquisition of Thurne. Excluding the impact of this acquisition, sales decreased by 8.9% in the third quarter, or 4.4% on a constant currency basis.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $17.6 million, or 26.5%, to $83.9 million in the third quarter as compared to $66.3 million in the prior year third quarter. During fiscal 2014, the company completed the acquisition of U-Line. During the third quarter of fiscal 2015, the company completed the acquisition of AGA. Excluding the impact of these acquisitions, sales decreased by 18.3% in the third quarter, or 17.0 % on a constant currency basis.
  Gross profit in the third quarter increased to $177.2 million from $162.4 million, reflecting the impact of higher sales volumes, offset by the impact of foreign exchange rates. The gross margin rate decreased to 39.5% from 40.2%. The gross margin rate reflects improved margins at the Food Processing Equipment Group and the Residential Kitchen Equipment Group, offset by lower margins at the Commercial Foodservice Equipment Group due to the impact of sales mix, including lower gross margins at recent acquisitions.
  Operating income decreased 7.5% in the third quarter to $80.0 million from $86.5 million in the prior year quarter. Operating income included $7.3 million of transaction expenses related to the AGA acquisition and $5.7 million of charges associated with recent restructuring initiatives including consolidation of manufacturing facilities and warehousing operations. In the prior year period, operating income included a $6.5 million gain on settlement of a patent dispute. Excluding the impact of these items, operating income increased 16.3% to $93.0 million from $80.0 million in the prior year quarter.
  Non-cash expenses included in operating income during the third quarter of 2015 amounted to $15.5 million, including $5.2 million of depreciation, $6.0 million of intangible amortization and $4.3 million of non-cash share based compensation.
  A tax provision of $25.0 million, at an effective rate of 33.9%, was recorded during the third quarter 2015, as compared to a $21.9 million provision at a 26.8% effective rate in the prior year quarter. The prior year effective rate includes the benefit of a foreign tax credit.
  Earnings per share of $0.86 included the impact of foreign exchange rate losses, AGA transaction expenses and restructuring expenses, which collectively reduced earnings per share by $0.18 per share. Excluding the impact of these items, earnings per share amounted to $1.04 per share.
  Total debt at the end of the third quarter amounted to $754.9 million as compared to $598.2 million at the end of the fiscal 2014. The net increase in debt includes acquisition related financing related to Desmon, Goldstein Eswood, Marsal, Thurne, Induc and AGA acquired during the fiscal year.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We have realized strong sales growth at the Commercial Foodservice Equipment Group as we continued to increase our business with chain restaurant customers adopting our new and innovative technologies as they seek to improve the efficiency of their restaurant operations. We maintained our strong profitability in this segment while integrating five business units acquired during the past year.”

“Although we reported an organic sales decline of 4.4% on a constant currency basis at the Food Processing Equipment Group, we realized strong incoming order rates which have increased by approximately 20% year to date in comparison to the prior year period. Given the current backlog and expected timing of shipments, we expect to realize revenue growth in the fourth quarter and will be well positioned going into 2016. We also continued to see improvement in profitability at this segment with EBITDA margins in excess of 25% during the quarter,” said Mr. Bassoul.

Mr. Bassoul added, “At our Residential Kitchen Equipment Group, lower sales reflect the disruption related to the new line of Viking refrigeration that entered production in the second quarter and is now being introduced through our dealer partners. Additionally, sales were impacted by non-core products that were discontinued in connection with the prior year Viking distributor acquisitions and the impact of the recently announced product recalls. We have seen positive response to the new lineup of Viking ranges, cooktops, ovens and refrigeration. These innovative and award winning products have generated much attention, and we believe Viking is positioned for growth in 2016 as these products continue to be introduced into the market.”

Mr. Bassoul concluded, “We are also very excited to have completed the acquisition of AGA Rangemaster Group plc and its related portfolio of premium residential brands, including AGA, Rangemaster, Mercury, Falcon, Marvel, Rayburn, Stanley, La Cornue, Grange and Fired Earth. This acquisition significantly expands the scope of our Residential Kitchen Equipment Group and we are in the initial stages of reviewing the synergies and growth opportunities amongst the broadened platform, which are expected to result in profitability improvements at this acquired business in 2016.”

Conference Call

A conference call will be held at 8:30 a.m. Central time on November 11, 2015 and can be accessed by dialing (888) 391-6937 and providing conference code 74242770 or through the investor relations section of The Middleby Corporation website at www.middleby.com. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC©, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Viking®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Processing Equipment Solutions®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Divertimenti®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks® Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Stanley®, Turbochef®, U-Line® and Viking®.

The Middleby Corporation was named a Fortune Magazine’s Fastest Growing Company in 2014 and 2015. For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2015	3rd Qtr, 2014	3rd Qtr, 2015	3rd Qtr, 2014
Net sales	$449,004	$404,289	$1,291,891	$1,201,543
Cost of sales	271,822	241,909	784,258	730,013

Gross profit	177,182	162,380	507,633	471,530

Selling & distribution expenses	44,477	42,006	136,918	137,078
General & administrative expenses	52,675	40,428	140,745	122,834
Gain on litigation settlement	-	(6,519)	-	(6,519)

Income from operations	80,030	86,465	229,970	218,137

Interest expense and deferred
financing amortization, net	4,224	3,895	12,021	12,051
Other expense, net	1,941	993	6,136	2,053

Earnings before income taxes	73,865	81,577	211,813	204,033

Provision for income taxes	25,040	21,864	70,490	62,470

Net earnings	$48,825	$59,713	$141,323	$141,563

Net earnings per share:

Basic	$0.86	$1.05	$2.48	$2.50

Diluted	$0.86	$1.05	$2.48	$2.50
Weighted average number shares:

Basic	56,963	56,866	56,948	56,729

Diluted	56,966	56,868	56,950	56,731

Comprehensive income	$35,077	$47,108	$118,308	$132,372

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Oct 3, 2015	Jan 3, 2015
ASSETS

Cash and cash equivalents	$ 55,062	$43,945
Accounts receivable, net	296,611	229,875
Inventories, net	373,846	255,776
Prepaid expenses and other	35,944	27,980
Prepaid taxes	7,820	5,538
Current deferred taxes	54,433	51,017
Total current assets	823,716	614,131

Property, plant and equipment, net	209,889	129,697

Goodwill	977,247	808,491
Other intangibles, net	669,700	492,031
Long-term deferred tax assets	8,768	2,925
Other assets	21,459	18,856

Total assets	$ 2,710,779	$2,066,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$ 37,195	$9,402
Accounts payable	181,768	98,327
Accrued expenses	300,737	220,585
Total current liabilities	519,700	328,314

Long-term debt	717,704	588,765
Long-term deferred tax liability	84,799	88,800
Other non-current liabilities	254,262	53,492

Stockholders’ equity	1,134,314	1,006,760

Total liabilities and stockholders’ equity	$ 2,710,779	$2,066,131

CONTACT:
The Middleby Corporation
Darcy Bretz, (847) 429-7756
Investor and Public Relations
or
Tim FitzGerald, (847) 429-7744
Chief Financial Officer